Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Sagimet Biosciences Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Series A common stock, par value $0.0001 per share	457(o)	—	—	$190,647,000	0.0001476	$28,139.50
	Total Offering Amounts					$190,647,000		$28,139.50
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$28,139.50

(1)

Estimated solely for the purpose of computing the registration fee in pursuant to Rule 457(o) under the Securities Act of 1933, as amended, and includes 1,350,000 shares of Series A common stock that the underwriters have the option to purchase.